                                                                  EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Dollars in 000's


                                                                            Year Ended December 31,
                                                       ---------------------------------------------------------------------
                                                          1998         1997           1996           1995           1994
                                                       ---------   ------------   ------------   ------------   ------------
Earnings:
   Earnings/(Loss) from Continuing Operations            (42,000)       742,000        596,000        461,000        506,000

   Add Back
     Fixed charges less interest capitalized              85,693         72,035         78,593         43,771         30,163
                                                       ---------   ------------   ------------   ------------   ------------
         Total earnings                                   43,693        814,035        674,593        504,771        536,163
                                                       ---------   ------------   ------------   ------------   ------------
                                                       ---------   ------------   ------------   ------------   ------------
Fixed Charges:
   Interest, capitalized and expensed                      3,693          3,735            593            771          2,163
   Interest component of rental payments                  82,000         72,000         78,000         43,000         28,000
                                                       ---------   ------------   ------------   ------------   ------------
         Total fixed charges                              85,693         75,735         78,593         43,771         30,163
                                                       ---------   ------------   ------------   ------------   ------------
                                                       ---------   ------------   ------------   ------------   ------------
Ratio of Earnings to Fixed Charges                            NM*         10.75           8.58          11.53          17.78
                                                       ---------   ------------   ------------   ------------   ------------
                                                       ---------   ------------   ------------   ------------   ------------


* Not meaningful.

For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $42,000 for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by United HealthCare in the second quarter of 1998, the pro forma ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 8.97.